Prospectus Supplement No. 5                    Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED JUNE 1, 2001)             Commission File No. 333-56538


                         AMERISOURCE HEALTH CORPORATION

$300,000,000 Principal Amount of 5% Convertible Subordinated Notes Due December 2007 and 5,663,730 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the resale by the holders of AmeriSource Health Corporation 5% Convertible Subordinated Notes Due December 1, 2007 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 1, 2001, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                 Amount of                          Shares of
                                Notes Owned      Amount of         Common Stock          Shares
                                   Before      Notes that May      Owned Before        that May be
            Name                  Offering         be Sold           Offering              Sold
-----------------------------   -------------  --------------      -------------       ------------
Bank of America
  Securities LLC.............     $35,000         $35,000                 0                 661

                          ___________________________

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 13, 2001.